Exhibit (g)(3)

APPENDIX I

Amended Appendix I dated November 19, 2010 to the

Global Custodial Services Agreement dated as of October 1, 2010, as revised

Fund Names

Turner Concentrated Growth Fund

Turner Core Growth Fund

Turner Emerging Growth Fund

Turner Large Cap Growth Fund

Turner Midcap Growth Fund

Turner Small Cap Growth Fund

Turner New Enterprise Fund

Turner International Core Growth Fund

Turner Small Cap Equity Fund

Turner Quantitative Broad Market Equity Fund

Turner Quantitative Large Cap Value Fund

Turner Spectrum Fund

Turner Global Opportunities Fund

Turner Titan Fund

Turner Market Neutral Fund

Turner Medical Sciences Long/Short Fund